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                                                                    EXHIBIT 99.2


(CELERIS CORPORATION LETTERHEAD)


April 1, 2002

United States Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

Re: Letter responsive to Temporary Note 3T to Article 3 of Regulation S-X

Dear Sir or Madam:

In compliance with Temporary Note 3T to Article 3 of Regulation S-X, I am writing to inform you that Arthur Andersen LLP ("Andersen") has represented to Celeris Corporation ("Celeris") that Andersen's audit of the consolidated balance sheets of Celeris and subsidiaries as of December 31, 2001 and December 31, 2000, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2001, was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen is not relevant to this audit.

 Sincerely,
/s/ Paul R. Johnson
Vice President, Chief Financial Officer and Secretary